Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share of common stock		Proposed maximum aggregate offering price	Amount of registration fee(4)
Common Stock, par value $0.0001 per share	500,000,000	(1)	$0.001	(3)	$500,000	$55.10
Common Stock, par value $0.0001 per share	500,000,000	(2)	$0.001	(3)	$500,000	$55.10

TOTAL						$110.20

(1)	Represents the issuance by the registrant of 500,000,000 shares of Common Stock that may be issued upon the exercise of 500,000,000 warrants (“Warrants”) held by Selling Securityholders. Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminable additional shares of Common Stock as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions, and the resale of such shares of Common Stock.
(2)	Represents the resale of 500,000,000 shares of Common Stock by the Selling Securityholders. Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminable additional shares of Common Stock as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions, and the resale of such shares of Common Stock.
(3)	Estimated at 0.001 per share, the average of the high and low prices of the registrant’s common stock as reported on OTCQB tier of the OTC Market Group, Inc. on November 14, 2022 (a date within five business days prior to the initial filing of this registration statement), solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.
(4)	The registration fee has been calculated in accordance with Rule 457(a).